Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports 2014 earnings

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Diluted earnings per share for the fourth quarter of 2014 was 21 cents, unchanged from the third quarter of 2014. For the year ended December 31, 2014, diluted earnings per share was 84 cents, a 1.2 percent increase from 2013. During the fourth quarter of 2014, total cash dividends increased to 10 cents per share, compared to 8 cents per share for the third quarter of 2014, due to the payment of a special 2 cent per share cash dividend in December 2014.

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Net interest income for the fourth quarter of 2014 decreased $1.3 million, or 1.0 percent, compared to the third quarter of 2014, while the net interest margin decreased 8 basis points, to 3.31 percent. For the year ended December 31, 2014, net interest income decreased $12.3 million, or 2.3 percent, compared to 2013, while the net interest margin decreased 11 basis points, to 3.39 percent.

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Average loans for the fourth quarter of 2014 increased $133.3 million, or 1.0 percent, compared to the third quarter of 2014. Average loans for the year ended December 31, 2014 increased $306.7 million, or 2.4 percent, in comparison to 2013.

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Average deposits for the fourth quarter of 2014 increased $302.4 million, or 2.3 percent, compared to the third quarter of 2014. Average deposits for the year ended December 31, 2014 increased $394.5 million, or 3.2 percent, compared to 2013.

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The provision for credit losses was $3.0 million for the fourth quarter of 2014, a decrease of $500,000 from the third quarter of 2014. For the year ended December 31, 2014, the provision for credit losses decreased $28.0 million, or 69.1 percent, compared to 2013. Non-performing loans decreased $5.4 million, or 3.7 percent, in comparison to September 30, 2014 and $15.8 million, or 10.2 percent, in comparison to December 31, 2013.

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Non-interest income, excluding investment securities gains, decreased $566,000, or 1.4 percent, in comparison to the third quarter of 2014, while non-interest expense increased $1.9 million, or 1.7 percent. For the year ended December 31, 2014, non-interest income, excluding investment securities gains, decreased $14.3 million, or 8.0 percent, compared to 2013, while non-interest expense decreased $2.2 million, or 0.5 percent.

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In November 2014, the Corporation issued $100.0 million subordinated debt, the net proceeds of which were used to repurchase outstanding shares of its common stock pursuant to an accelerated share repurchase agreement (ASR).

(January 20, 2015) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $37.9 million, or 21 cents per diluted share, for the fourth quarter of 2014, and net income of $157.9 million, or 84 cents per diluted share, for 2014.
“Throughout 2014, we deployed capital to enhance shareholder value through a series of stock repurchase programs and a special cash dividend. We also continued the build out of our regulatory, compliance and technology infrastructure, while at the same time reducing non-interest expenses,” said E. Philip Wenger, Chairman, CEO and President. “In the fourth quarter, the persistently low interest rate environment exerted further pressure on our earning asset yields and net interest margin. However, we were pleased to see good growth in core deposits and steady improvement in overall asset quality.”

Shareholders’ Equity and Capital Actions
During the fourth quarter of 2014, the Corporation issued $100.0 million of subordinated debt, maturing in November 2024, at a coupon rate of 4.50 percent. In conjunction with this debt offering, the Corporation entered into an ASR with a third party to repurchase $100 million of shares of the Corporation’s common stock. Under the terms of the ASR, the Corporation paid $100 million to the third party on November 18, 2014 and received an initial delivery of 6.5 million shares. The final number of shares to be repurchased under the ASR will depend upon the daily volume-weighted average prices of the Corporation’s shares, less a discount, over the term of the ASR. Final settlement of the ASR is scheduled for no later than April 17, 2015. The subordinated debt offering and ASR had positive impacts on both diluted earnings per share and return on average shareholders’ equity. Also during the fourth quarter of 2014, the Corporation paid a special 2 cent per share cash dividend to shareholders, resulting in total fourth quarter dividends to common shareholders of 10 cents per share.
In 2014, the Corporation repurchased 14.5 million, or 7.5 percent, of its shares outstanding as of December 31, 2013.

Net Interest Income and Margin
Net interest income for the fourth quarter of 2014 decreased $1.3 million, or 1.0 percent, from the third quarter of 2014. Net interest margin decreased 8 basis points, or 2.4 percent, to 3.31 percent in the fourth quarter of 2014 from 3.39 percent in the third quarter of 2014. Average yields on interest-earning assets decreased five basis points, while the average cost of interest-bearing liabilities increased three basis points during the fourth quarter of 2014 in comparison to the third quarter of 2014.
For the year ended December 31, 2014, net interest income decreased $12.3 million, or 2.3 percent. The net interest margin was 3.39 percent for 2014, compared to 3.50 percent for 2013. Average yields on interest-earning assets decreased 12 basis points, while the average cost of interest-bearing liabilities was unchanged from 2013.

Average Balance Sheet
    Total average assets for the fourth quarter of 2014 were $17.1 billion, an increase of $138.5 million, or 0.8 percent, from the third quarter of 2014. Average loans, net of unearned income, increased $133.3 million, or 1.0 percent, in comparison to the third quarter of 2014.

	Three Months Ended				Increase (decrease)
	December 31, 2014		September 30, 2014		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,131,375	4.36%	$5,114,221	4.35%	$17,154	0.3%
Commercial - industrial, financial, and agricultural	3,723,211	3.81%	3,657,047	3.97%	66,164	1.8%
Real estate - home equity	1,735,769	4.13%	1,727,253	4.18%	8,516	0.5%
Real estate - residential mortgage	1,378,452	3.91%	1,369,087	3.93%	9,365	0.7%
Real estate - construction	697,741	3.96%	663,922	3.98%	33,819	5.1%
Consumer	275,349	5.65%	284,630	5.39%	(9,281)	(3.3)%
Leasing and other	114,256	7.15%	106,661	7.36%	7,595	7.1%
Total Average Loans, net of unearned income	$13,056,153	4.16%	$12,922,821	4.20%	$133,332	1.0%

(1) Presented on a fully taxable-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

For the year ended December 31, 2014, average loans increased $306.7 million, or 2.4 percent, in comparison to 2013.
Total average liabilities increased $175.8 million, or 1.2 percent, from the third quarter of 2014, due to a $302.4 million, or 2.3 percent, increase in average deposits and a $90.8 million, or 9.1 percent, increase in Federal Home Loan Bank (FHLB) advances and long-term debt, partially offset by a $249.6 million, or 37.4 percent, decrease in average short-term borrowings. Average deposits and interest rates, by type, for the fourth quarter of 2014 in comparison to the third quarter of 2014, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	December 31, 2014		September 30, 2014		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$3,630,780	—%	$3,514,033	—%	$116,747	3.3%
Interest-bearing demand	3,145,658	0.13%	3,047,191	0.12%	98,467	3.2%
Savings deposits	3,548,504	0.13%	3,468,958	0.12%	79,546	2.3%
Total average demand and savings	10,324,942	0.08%	10,030,182	0.08%	294,760	2.9%
Time deposits	3,016,834	0.96%	3,009,225	0.92%	7,609	0.3%
Total Average Deposits	$13,341,776	0.28%	$13,039,407	0.27%	$302,369	2.3%

For the year ended December 31, 2014, average deposits increased $394.5 million, or 3.2 percent, in comparison to 2013.

Asset Quality
Non-performing assets were $150.5 million, or 0.88 percent of total assets, at December 31, 2014, compared to $157.3 million, or 0.91 percent of total assets, at September 30, 2014 and $169.3 million, or 1.00 percent of total assets, at December 31, 2013. The $6.8 million, or 4.3 percent, decrease in non-performing assets in comparison to the third quarter of 2014 was primarily due to a decrease in non-performing commercial loans and construction loans, as well as a decrease in other real estate owned (OREO).
Annualized net charge-offs for the quarter ended December 31, 2014 were 0.25 percent of average total loans, compared to 0.18 percent for the quarter ended September 30, 2014 and 0.33 percent for the quarter ended December 31, 2013. The allowance for credit losses as a percentage of non-performing loans was 134.3 percent at December 31, 2014, as compared to 132.9 percent at September 30, 2014 and 132.8 percent at December 31, 2013.

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $566,000, or 1.4 percent, in comparison to the third quarter of 2014. Service charges on deposit accounts decreased $572,000, or 4.5 percent, primarily due to a decrease in overdraft fees. Mortgage banking income decreased $315,000 due to a decrease in spreads, while loan volumes were flat. Partially offsetting these decreases was a $535,000, or 5.4 percent, increase in other service charges and fees.
For the year ended December 31, 2014, non-interest income, excluding investment securities gains, decreased $14.3 million, or 8.0 percent, in comparison to 2013. Mortgage banking income decreased $13.5 million, or 44.2 percent, due to decreases in volumes and spreads. Service charges on deposit accounts decreased $6.2 million, or 11.1 percent, due primarily to lower overdraft fees. These decreases in non-interest income were partially offset by a $2.9 million increase in other service charges and fees and a $2.9 million increase in investment management and trust services income.

Non-interest Expense
Non-interest expense increased $1.9 million, or 1.7 percent, in the fourth quarter of 2014, compared to the third quarter of 2014. Salaries and employee benefits increased $3.0 million, or 4.7 percent, in comparison to the third quarter of 2014, due primarily to an increase in self-insured healthcare costs and employee salaries. Marketing expenses increased $616,000, or 34.3 percent. Other non-interest expense increased $1.6 million, or 14.5 percent, including increases in travel and entertainment expenses and provisions for reward points earned on debit card transactions. Partially offsetting these increases in non-interest expense were a $1.1 million decrease in OREO and repossession expense, an $870,000 decrease in professional fees and a $757,000 decrease in operating risk loss.
For the year ended December 31, 2014, non-interest expense decreased $2.2 million, or 0.5 percent, in comparison to 2013. In 2014, the Corporation implemented a series of cost saving initiatives which reduced expenses by approximately $7 million. These initiatives included the consolidation of 13 branches, streamlining of subsidiary bank management structures and other employee compensation and benefit reductions. Salaries and employee benefits decreased $2.2 million, or 0.9 percent, due to the cost saving initiatives, partially offset by an increase in self-insured healthcare costs. Also contributing to the decrease in non-interest expense was a $5.0 million decrease in operating risk loss and a $4.1 million decrease in OREO and repossession expense. Offsetting these decreases in non-interest expense was a $9.5 million, or 50.6 percent, increase in other outside services, largely attributable to continuing risk management and compliance efforts, including the enhancement of the Corporation’s Bank Secrecy Act and anti-money laundering compliance program (the “BSA/AML Compliance Program”). The Corporation previously disclosed regulatory enforcement orders received by the Corporation and five of its banking subsidiaries during 2014 related to its BSA/AML Compliance Program.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.

The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.